EXHIBIT 99.05

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
(a wholly owned subsidiary of Ambac Financial Group, Inc.)

Consolidated Unaudited Financial Statements

As of June 30, 2002 and December 31, 2001
and for the Periods Ended June 30, 2002 and 2001

Ambac Assurance Corporation and Subsidiaries
Notes to Consolidated Unaudited Financial Statements
(Dollars in Thousands)

(1)    Basis of Presentation

Ambac Assurance Corporation is a leading provider of financial guarantees to clients for both the public and private sectors around the world. Ambac Assurance provides financial guarantees on public finance and structured finance obligations. Ambac Assurance has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc., and Rating and Investment Information, Inc. Insurance policies insured by Ambac Assurance guarantee payment when due of the principal of and interest on the obligation guaranteed. As of June 30, 2002, Ambac Assurance’s net guarantees in force (principal and interest) were $502,956,334. Ambac Assurance is a wholly owned subsidiary of Ambac Financial Group, Inc., a holding company whose subsidiaries provide financial guarantees and financial services to clients in both the public and private sectors around the world.

Ambac Assurance serves clients in international markets through its wholly-owned subsidiary Ambac Assurance UK Limited.

Ambac Credit Products L.L.C., a wholly owned subsidiary of Ambac Assurance, also provides credit protection in the form of structured credit derivatives. These structured credit derivatives require that Ambac Credit Products make payments upon the occurrence of certain defined credit events relating to an underlying obligation (generally a fixed income obligation). Should a credit event occur, Ambac Credit Products would generally pay an amount equivalent to the difference between the par value and market value of the underlying obligation. Substantially all of Ambac Credit Product’s contracts are partially hedged with various financial institutions or structured with first loss protection.

Ambac Assurance, as the sole limited partner, owns a limited partnership interest representing 90% of the total partnership interests of Ambac Financial Services, L.P., a limited partnership which provides interest rate swaps primarily to states, municipalities and their authorities. The sole general partner of Ambac Financial Services, Ambac Financial Services Holdings, Inc., a wholly owned subsidiary of Ambac Financial Group, owns a general partnership interest representing 10% of the total partnership interest in Ambac Financial Services.

The accompanying consolidated unaudited interim financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of Ambac Assurance’s financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the six months ended June 30, 2002 may not be indicative of the results that may be expected for the full year ending December 31, 2002. These consolidated financial statements and notes should be read in conjunction with the financial statements and notes included in the audited

Ambac Assurance Corporation and Subsidiaries
Notes to Consolidated Unaudited Financial Statements (Continued)

consolidated financial statements of Ambac Assurance Corporation and its subsidiaries as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 which was filed with the Securities and Exchange Commission on March 26, 2002 as Exhibit 99.01 to Ambac Financial Group Inc.’s Form 10-K.

The consolidated financial statements include the accounts of Ambac Assurance and each of its subsidiaries. All significant intercompany balances have been eliminated.

Certain reclassifications have been made to prior period’s amounts to conform to the current period’s presentation.

(2)    Accounting Standards

In July 2001, the FASB issued SFAS Statement 142, “Goodwill and Other Intangible Assets”. SFAS 142 addresses the initial recognition and measurement of intangible assets either singly or within a group of assets, as well as the measurement of goodwill and other intangible assets subsequent to their initial acquisition. SFAS 142 changes the accounting for goodwill and intangible assets that have indefinite useful lives from an amortization approach to an impairment-only approach that requires that those assets be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without an arbitrary ceiling on their useful lives. Ambac adopted SFAS 142 effective January 1, 2002 and has determined that it has no impact on its consolidated results of operations and financial position.

In August 2001, the FASB issued SFAS Statement 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”.) SFAS 143 requires companies to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. Companies also record a corresponding asset which is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. Ambac Assurance is required to adopt SFAS 143 on January 1, 2003. Ambac Assurance does not anticipate that SFAS will have a material impact on the consolidated financial statements.

In October 2001, the FASB issued SFAS Statement 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”.) SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS Statement 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. Ambac adopted SFAS 144 effective January 1, 2002. This statement did not have an effect on Ambac Assurance’s six months ended June 30, 2002 results.

Ambac Assurance Corporation and Subsidiaries
Consolidated Balance Sheets
June 30, 2002 and December 31, 2001
(Dollars in Thousands Except Share Data)

	June 30, 2002	December 31, 2001
	(unaudited)
ASSETS

Investments:
Fixed income securities, at fair value
(amortized cost of $5,255,816 in 2002 and $4,955,542 in 2001)	$5,475,979	$5,083,039
Short-term investments, at cost (approximates fair value)	135,787	185,943
Other	1,929	1,394

Total investments	5,613,695	5,270,376

Cash	20,560	33,678
Cash pledged as collateral	9,418	—
Securities purchased under agreements to resell	14,005	—
Receivable for securities sold	307	281
Investment income due and accrued	74,825	73,456
Reinsurance recoverable	1,894	2,259
Prepaid reinsurance	272,946	267,655
Deferred acquisition costs	170,345	163,477
Other assets	578,067	343,866

Total assets	$6,756,062	$6,155,048

LIABILITIES AND STOCKHOLDER’S EQUITY

Liabilities:
Unearned premiums	$1,879,802	$1,790,084
Losses and loss adjustment expense reserve	161,497	152,352
Ceded reinsurance balances payable	9,831	10,146
Deferred income taxes	185,629	147,642
Current income taxes	28,922	126,039
Note payable to affiliate	60,900	63,500
Payable for securities purchased	109,482	26,097
Other liabilities	581,506	362,465

Total liabilities	3,017,569	2,678,325

Stockholder’s equity:
Preferred stock, par value $1,000 per share; authorized
shares-285,000; issued and outstanding shares-none	—	—
Common stock, par value $2.50 per share; authorized shares
- 40,000,000; issued and outstanding shares-32,800,000
at June 30, 2002 and December 31, 2001	82,000	82,000
Additional paid-in capital	922,676	928,094
Accumulated other comprehensive income	141,851	80,556
Retained earnings	2,591,966	2,386,073

Total stockholder’s equity	3,738,493	3,476,723

Total liabilities and stockholder’s equity	$6,756,062	$6,155,048

See accompanying Notes to Consolidated Unaudited Financial Statements

Ambac Assurance Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
For The Periods Ended June 30, 2002 and 2001
(Dollars in Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2002	2001	2002	2001
Revenues:

Gross premiums written	$196,789	$238,133	$348,258	$348,424
Ceded premiums written	(24,705)	(23,767)	(44,254)	(36,468)

Net premiums written	$172,084	$214,366	$304,004	$311,956

Net premiums earned	$114,956	$94,384	$220,168	$180,472
Other credit enhancement fees	6,576	4,995	12,864	9,648

Net premiums earned and other
credit enhancement fees	121,532	99,379	233,032	190,120
Net investment income	73,942	65,421	146,342	130,385
Net securities (losses) gains	(4,510)	1,350	(9,081)	(3,588)
Other income	1,826	6,000	10,504	13,552

Total revenues	192,790	172,150	380,797	330,469

Expenses:

Losses and loss adjustment expenses	5,900	4,800	11,600	9,400
Underwriting and operating expenses	19,582	18,777	39,876	37,184
Interest expense	949	1,155	1,500	2,309

Total expenses	26,431	24,732	52,976	48,893

Income before income taxes	166,359	147,418	327,821	281,576

Provision for income taxes	42,495	36,390	82,928	69,335

Net income	$123,864	$111,028	$244,893	$212,241

See accompanying Notes to Consolidated Unaudited Financial Statements

Ambac Assurance Corporation and Subsidiaries
Consolidated Statements of Stockholder’s Equity
(Unaudited)
For The Periods Ended June 30, 2002 and 2001
(Dollars in Thousands)

	2002		2001
Retained Earnings:
Balance at January 1	$2,386,073		$2,002,120
Net income	244,893	$244,893	212,241	$212,241

Dividends declared—common stock	(39,000)		(34,000)

Balance at June 30	$2,591,966		$2,180,361

Accumulated Other Comprehensive Income:
Balance at January 1	$80,556		$81,616
Unrealized gains (losses) on securities, $92,667
and ($5,210), pre-tax, in 2002 and 2001, respectively (1)		60,233		(3,386)
Foreign currency translation gain (loss)		1,062		(1,133)

Other comprehensive income (loss)	61,295	61,295	(4,519)	(4,519)

Comprehensive income		$306,188		$207,722

Balance at June 30	$141,851		$77,097

Preferred Stock:
Balance at January 1 and June 30	$—		$—

Common Stock:
Balance at January 1 and June 30	$82,000		$82,000

Additional Paid-in Capital:
Balance at January 1	$928,094		$760,006
Capital issuance costs	(5,767)		—
Exercise of stock options	349		—

Balance at June 30	$922,676		$760,006

Total Stockholder’s Equity at June 30	$3,738,493		$3,099,464

(1) Disclosure of reclassification amount:
Unrealized holding gains (losses) arising during period	60,943		(3,065)
Less: reclassification adjustment for net securities gains
included in net income	710		321

Net unrealized gains (losses) on securities	$60,233		$(3,386)

See accompanying Notes to Consolidated Unaudited Financial Statements.

Ambac Assurance Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
For The Periods Ended June 30, 2002 and 2001
(Dollars in Thousands)

	Six Months Ended
	June 30,
	2002	2001
Cash flows from operating activities:
Net income	$244,893	$212,241
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	1,424	1,465
Amortization of bond premium and discount	(3,262)	(3,863)
Current income taxes	(97,117)	8,360
Deferred income taxes	5,553	9,935
Deferred acquisition costs	(6,868)	(11,710)
Unearned premiums, net	84,427	131,080
Losses and loss adjustment expenses	9,510	8,625
Ceded reinsurance balances payable	(315)	1,848
Net securities losses	9,081	3,624
Other, net	(16,064)	(20,043)

Net cash provided by operating activities	231,262	341,562

Cash flows from investing activities:
Proceeds from sales of bonds	294,283	231,991
Proceeds from maturities of bonds	144,684	86,583
Purchases of bonds	(649,007)	(648,988)
Change in short-term investments	52,456	21,332
Securities purchased under agreements to resell	(14,005)	(4,862)
Other, net	(13,706)	(4,296)

Net cash used in investing activities	(185,295)	(318,240)

Cash flows from financing activities:
Dividends paid	(39,000)	(34,000)
Capital issuance costs	(5,767)	—
Note payable to affiliate	(2,600)	—
Short-term financing	(2,300)	—

Net cash used in financing activities	(49,667)	(34,000)

Net cash flow	(3,700)	(10,678)
Cash and cash pledged as collateral at January 1	33,678	36,828

Cash and cash pledged as collateral at June 30	$29,978	$26,150

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$144,744	$51,029

See accompanying Notes to Consolidated Unaudited Financial Statements.